Exhibit 99.2

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE SELLS

HEALTHCARE CONSULTING BUSINESS UNITS

BOCA RATON, Fla. – October 5, 2004 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it has sold its Gill/Balsano Consulting and Jennings Ryan & Kolb healthcare consulting business units to privately held Mitretek Systems for $12.25 million in cash. The Company acquired Gill/Balsano Consulting in May 2001 for $3.6 million and acquired Jennings Ryan & Kolb in March 2002 for $3.9 million, including respective earn-out payments of which none remain. In 2003, these two business units together accounted for $11.6 million in revenue. Net proceeds from this transaction will be used to pay down debt.

Separately, the Company is pursuing a plan of sale with respect to its Cejka Consulting practice that was not acquired by Mitretek. Cejka Consulting was a part of TravCorps Corporation, which was acquired by Cross Country Healthcare in December 1999. In 2003, it accounted for $2.6 million in revenue.

These three healthcare consulting practices constituted the Company’s Cross Country Consulting, Inc. subsidiary, which is a component of the Company’s Other Human Capital Management Services business segment. Combined, these business units represented approximately 2% of the $687 million in total revenue the Company reported in 2003.

“As we have indicated in the past, the operating performance of our consulting business has been more volatile than we felt acceptable for a non-core activity and the synergies with our staffing business were less than we had envisioned. This transaction enables us to realize an attractive return on investment for our stockholders and focus our attention on higher value-added activities,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

About Mitretek Systems

Mitretek Systems is a Falls Church, Virginia based nonprofit scientific organization that works exclusively on behalf of the American people to solve complex organizational and technical problems of public interest. Mitretek conducts basic and applied research to create knowledge and technological solutions that strengthen the nation and benefit the public. Mitretek Healthcare, a part of Mitretek Systems, provides strategic services and innovative solutions in the public interest to both public and private sector healthcare organizations, helping clients to plan, develop and operate more effective healthcare organizations and delivery systems. In addition, Mitretek Healthcare researches, innovates solutions, and disseminates knowledge on complex health system problems to help enhance quality and effectiveness in healthcare.

About Cross Country

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate Web site to automatically receive the Company’s press releases, SEC filings and other notices by e-mail.

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This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the outcome of the Company’s remaining healthcare consulting business, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption “Risk Factors” in the Company’s 10-K for the year ended December 31, 2003.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

or

Victor Kalafa

Vice President/Corporate Development and Strategy

Cross Country Healthcare, Inc.

Phone: 888-298-4905

Email: vkalafa@crosscountry.com

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com